                                                                    EXHIBIT 4.1


      THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
     (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR
        TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION UNDER THE ACT OR AN
                              EXEMPTION THEREFROM.

                         CHINA MOBILITY SOLUTIONS, Inc.

                          Senior Convertible Debenture

                              Due: August [ ], 2006

$______________                                          Vancouver, B.C. Canada
No. ___________

FOR VALUE RECEIVED, China Mobility Solutions, Inc., a Florida corporation (the "COMPANY"), hereby promises to pay to ______________ (the "HOLDER"), a _________________ with a principal place of business located at _______________ or its registered assigns, the sum of ____________ Dollars ($____________) on August [ ], 2006 (the "MATURITY DATE") plus interest thereon payable as described in Section 1 below. This Debenture is one of a duly authorized issue of Debentures of the Company designated as its "Senior Convertible Debentures due 2006" (herein called the "DEBENTURES"), in the aggregate principal amount of $2,000,000 (plus up to $1,350,000 of Debentures which may be issued as over-subscriptions) at a per unit ("UNIT") purchase price ("PURCHASE PRICE") of $25,000 and is issued pursuant to a Debenture Purchase and Warrant Agreement, dated as of June 30, 2005, as amended (herein called the "AGREEMENT"), among the Company and the Purchasers named therein, to which Agreement and all agreements supplemental thereto reference is hereby made for a statement of the respective rights and duties thereunder of the Company and the Holder and the terms upon which this Debenture is, and is to be, delivered. Each Unit consists of a $25,000 principal amount of Debentures, and Class A Warrants and Class B Warrants (the "WARRANTS") to purchase shares of common stock, $0.001 par value (the "COMMON STOCK") of the Company (the "WARRANT SHARES"). The number of Warrants Shares issuable upon exercise of both the Class A Warrants and Class B Warrants shall be determined by dividing the purchase price per Unit of $25,000 by the Conversion Price of the Debentures. This Debenture is being issued pari passu with the other Debentures sold by the Company pursuant to the Agreement.
         All capitalized terms used herein as defined terms but not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement.

         1. INTEREST AND PAYMENT

         (a) The unpaid principal balance of this Debenture shall bear interest, from and including the date hereof to and including the date upon which the principal hereof shall have been paid in full at the rate of not less than 6% per annum, equal to the sum of (i) 2% per annum, and (ii) the interest rate (the "Interest") from time to time published in the "Money Rates" section of The Wall Street Journal as the one-month London Interbank Offer Rate ("LIBOR"). Interest shall be payable quarterly in arrears in cash or in kind, at the Holder's option, commencing [ ], 2005.

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         (b) The Holder may elect in its sole discretion to receive Interest in shares of the Company's Common Stock ("Interest Shares") in accordance with this section. Payment of Interest in shares of Common Stock may only occur if: (i) there is an effective Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the Interest Shares; (ii) the Common Stock is listed for trading on a Principal Market; and
(iii) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant to the Offering. Not less than 10 Trading Days prior to each Interest payment date, the Holder shall provide the Company with written notice of its election to receive Interest hereunder either in cash or Interest Shares. Subject to the aforementioned conditions, failure to timely provide such written notice shall be deemed an election by the Holder to receive the Interest on such date in cash. The number of Interest Shares to be issued upon payment of Interest under this Debenture shall be the number determined by a 10% discount to the average Closing bid price of the Company's Common Stock for the 5 consecutive trading days commencing on the 15th day of the month in which Interest shall by paid (or if such 15th day not a Business Day, then on the Business Day immediately following such date).

         (c) Payments of principal and interest shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public or private debts. No reference herein to the Agreement and no provisions of this Debenture or of the Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Debenture at the times, places, and rates, and in the coin or currency, herein prescribed.

         (d) All payments received on account of this Debenture shall be applied first to the payment of accrued interest on this Debenture and then to the reduction of the unpaid principal balance of this Debenture.

         (e) If payment of the outstanding principal amount of this Debenture, together with accrued unpaid interest thereon at the applicable rate of interest (as set forth herein), is not made on the earlier to occur of (i) the Maturity Date and (ii) the Accelerated Maturity Date (as defined below), then interest shall accrue on the outstanding principal amount due under this Debenture and on any unpaid accrued interest due on this date of the payment in full of such amounts (including from and after the date of the entry of judgment in favor of the Holder in an action to collect this Debenture) at an annual rate equal to the lesser of twelve percent (12%) or the maximum rate of interest permitted by applicable law.

         (f) Notwithstanding anything to the contrary contained in this Debenture, the Company shall not be obligated to pay, and the Holder shall not be entitled to charge, collect, or receive, interest in excess of the maximum rate allowed by applicable law. During any period of time in which the interest rate specified herein exceeds such maximum rate, any amounts of interest collected by the Holder in excess of such maximum rate shall be deemed to apply to principal and all payments of interest and principal shall be recalculated to allow for such characterization.

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         (g) In the event that the date for the payment of any amount payable under this Debenture falls due on a Saturday, Sunday or public holiday under the laws of the State of New York, the time for payment of such amount shall be extended to the next succeeding business day and interest shall continue to accrue on any principal amount so effected until the payment thereof on such extended due date.

         2. PREPAYMENT

          The principal of this Debenture is subject to prepayment, together with accrued interest, in accordance with Section 10 of this Debenture. Subject to redemption, the aggregate principal amount of this Debenture plus accrued but unpaid interest thereon shall be paid no later than August [ ], 2006.

         3. COVENANTS OF THE COMPANY

          The Covenants of the Company set forth in the Agreement are incorporated herein as if set forth at length.

         4. EVENTS OF DEFAULT.

          If any of the following events (each an "EVENT OF DEFAULT") occurs:

         (a) The dissolution of Company or any vote in favor thereof by the board of directors and shareholders of Company; or

         (b) Company makes an assignment for the benefit of creditors, or files with a court of competent jurisdiction an application for appointment of a receiver or similar official with respect to it or any substantial part of its assets, or Company files a petition seeking relief under any provision of the Federal Bankruptcy Code or any other federal or state statute now or hereafter in effect affording relief to debtors, or any such application or petition is filed against Company, which application or petition is not dismissed or withdrawn within sixty (60) days from the date of its filing; or

         (c) Company fails to pay the principal amount, interest or any other amount payable under, this Debenture as and when the same becomes due and payable; or

         (d) Company admits in writing its inability to pay its debts as they mature; or

         (e) A proceeding is commenced to foreclose a security interest or lien in any property or assets of Company as a result of a default in the payment or performance of any debt (in excess of $50,000 and secured by such property or assets) of Company or of any subsidiary of Company; or

         (f) A proceeding or involuntary case shall be commenced, without the application or consent of the Company or any Subsidiary thereof, in any court of competent jurisdiction (i) under the Federal Bankruptcy Code, (ii) seeking liquidation, reorganization, dissolution, winding up or composition or readjustment of its debts under any other bankruptcy, insolvency, moratorium, reorganization or other similar law of any jurisdiction, or (iii) seeking the appointment of a trustee, receiver or similar official for it or for all or any substantial part of its assets, and any such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of ninety (90) days; or

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         (g) A final judgment for the payment of money in excess of $100,000 is entered against Company by a court of competent jurisdiction, and such judgment is not discharged (nor the discharge thereof duly provided for) in accordance with its terms, nor a stay of execution thereof procured, within sixty (60) days after the date such judgment is entered, and, within such period (or such longer period during which execution of such judgment is effectively stayed), an appeal therefrom has not been prosecuted and the execution thereof caused to be stayed during such appeal; or

         (h) An attachment or garnishment is levied against the assets or properties of Company or any subsidiary of Company involving an amount in excess of $100,000 and such levy is not vacated, bonded or otherwise terminated within sixty (60) days after the date of its effectiveness; or

         (i) Company defaults in the due observance or performance of any covenant, condition or agreement on the part of Company to be observed or performed pursuant to the terms of this Debenture or any of the Transaction Agreements and such default continues uncured for a period of thirty (30) days; or

         (j) The Company or any Subsidiary thereof defaults in the payment when due of the principal of, interest on, or any other liability on account of, any indebtedness of the Company or such Subsidiary having an unpaid principal amount in excess of $100,000, which causes the maturity of such indebtedness to be accelerated or permits the holder or holders of such indebtedness to declare the same to be due prior to the stated maturity thereof, and such default has not been cured within sixty (60) days after the occurrence of such default; provided, however, that it shall not be deemed an Event of Default under this
Section 4 if the reason for the Company or any Subsidiary to make such payment when due is due to the fact that such payment or indebtedness is being disputed in good faith by the Company or such Subsidiary; or

         (k) Any representation, warranty or statement of fact made by the Company in the Transaction Agreements, or in any certificate or audited financial statement delivered by the Company to the Holder at any time proves to be false or misleading in any material respect when made or deemed made by the Company; or

         (l) The Company or any of its Subsidiaries sells all or substantially all of its assets or merges or is consolidated with another corporation in which the Company or such Subsidiary, as the case may be, is not the surviving corporation, and the Debentures have not been expressly assumed by the surviving entity;

then, upon the occurrence of any such Event of Default and at any time thereafter, the principal amount, all accrued but unpaid interest on, and all other amounts payable under this Debenture may be declared, and upon such declaration shall become, immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived. As used in this Debenture, "Accelerated Maturity Date" means any date prior to the Maturity Date on which the principal of and any accrued and unpaid interest on this Debenture is declared to be, or becomes, due pursuant to this Section 4.

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         5. SUITS FOR ENFORCEMENT AND REMEDIES. If any one or more Events of
Default shall occur and be continuing, the Holder may proceed to (i) protect and enforce Holder's rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Debenture or in any agreement or document referred to herein or in aid of the exercise of any power granted in this Debenture or in any agreement or document referred to herein, (ii) enforce the payment of this Debenture, or (iii) enforce any other legal or equitable right of the holder of this Debenture. No right or remedy herein or in any other agreement or instrument conferred upon the Holder of this Debenture is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

         6. SENIORITY

         Notwithstanding anything herein contained to the contrary, the Indebtedness evidenced by this Debenture shall be unsecured and senior in priority to the payment of principal and interest on all existing or future indebtedness. Each Holder, by accepting the same, agrees to and shall be bound by such provisions.

         7. CONVERSION

          (a) At any time, if this Debenture is then outstanding, the Holder shall have the right, in its sole discretion, to convert all or any part, but in not less than $10,000 increments except for the final conversion which may be for the remainder of the then outstanding principal amount of this Debenture, with the accrued interest hereon (a "CONVERSION") into such number of fully paid and non-assessable shares Common Stock of the Company (the "DEBENTURE SHARES") at the conversion price determined in accordance herewith (the "CONVERSION PRICE").

          (b) The number of Debenture Shares to be delivered by the Company pursuant to a Conversion shall be determined by dividing (i) the sum of (x) the aggregate principal amount of the Debenture to be converted plus (y) all accrued and unpaid Interest thereon by (ii) the Conversion Price in effect on the applicable Conversion Date. The initial Conversion Price shall be equal to a twenty percent (20%) discount of the average closing bid price (calculated to the nearest $.0001) of the Company's Common Stock for the ten (10) consecutive trading dates (the "Average Closing Price") immediately preceding and including the second trading day immediately prior to the closing date (the "CLOSING DATE"), but in no event less than $.30 per share (the "CONVERSION FLOOR AMOUNT"). The Conversion Price shall be subject to adjustment, however, in accordance with the provisions of this Section.

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         (c) In order for the Holder to voluntarily convert this Debenture into
Debenture Shares, the Holder shall send to the Company by facsimile transmission, at any time prior to 6:00 p.m., eastern time, on the Business Day on which such Holder wishes to effect such Conversion (the "Conversion Date"),
(i) a notice of conversion, in substantially the form of Exhibit A hereto (a "Notice"), stating the aggregate principal amount of the Debenture to be converted, the amount of Interest accrued (but remaining unpaid) thereon, and a calculation of the number of shares of Common Stock issuable upon such Conversion and (ii) a copy of this Debenture. The Holder shall send the original of the Notice and the Debenture to the Company or its counsel not later than the close of business on the first Business Day following the Conversion Date. The Company shall, no later than the close of business on the first Business Day following the date on which the Company receives the Notice by facsimile transmission issue and deliver to the Company's Transfer Agent irrevocable instructions to issue and deliver or cause to be delivered to such Holder the number of Debenture Shares determined pursuant to paragraph 7(b) above, within two Business Days thereafter by either express mail or hand delivery. As of the Conversion Date, this Debenture shall be deemed to have been converted into Debenture Shares, which shall be deemed to be outstanding of record, and all rights with respect to this Debenture (as to the portion converted) will terminate, except for the right of the Holder hereof to receive certificates for the number of Debenture Shares into which the Debenture has been converted, unless delivery of the Debenture Shares is not timely made. In the event delivery of the Debenture Shares is not timely made, the Holder may, upon written notice to the Company, either elect a Buy-In as set forth in subsection 7(d) below, or regain on the date of such notice the rights of such Holder under the Debenture and retain all of such Holder's rights and remedies with respect to the Company's failure to deliver such Debenture Shares.

          (d) In addition to any other rights available to a Holder, if the Company fails to deliver to the Holder a certificate representing Debenture Shares by the third Trading Day after the date on which delivery of such certificate is required by this Debenture, and if after such third Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder on or after the Conversion Date of the Debenture Shares that the Holder anticipated receiving from the Company (a "BUY-IN"), then the Company shall, within three Trading Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the "BUY-IN PRICE"), at which point the Company's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Price on the date of the event giving rise to the Company's obligation to deliver such certificate. Notwithstanding the foregoing, the Company shall have no liability under this subsection (d) for the Buy-In Price if it has compiled with the requirements of subsection (c) above and notwithstanding it using its best efforts to have its transfer agent deliver the Debenture Shares to the Holders within three trading days of the Holder's request such Debenture Shares are not delivered on a timely basis.

         A Conversion shall in no way limit or alter the Company's obligation to pay any accrued but unpaid Interest hereunder or to pay Interest on any principal hereunder outstanding after a Conversion. No fractional shares shall be issued upon conversion of all of this Debenture. Any fractional share interests equal to less than one-half share shall be disregarded, and fractional share interests equal to one-half or more of a share shall be rounded up to a full share.

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         8. ADJUSTMENTS TO CONVERSION PRICE. The Conversion Price shall be subject to adjustment from time to time as provided in this Section 8. In the event that any adjustment of the Conversion Price required herein results in a fraction of a cent, the Conversion Price shall be rounded up or down to the nearest cent.

         (a) Subdivision or Combination of Common Stock. If the Company, at any time after the Closing Date (as defined in the Agreement), subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the outstanding shares of Common Stock into a greater number of shares, then after the date of record for effecting such subdivision, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company, at any time after the Closing Date, combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) the outstanding shares of Common Stock into a smaller number of shares, then, after the date of record for effecting such combination, the Conversion Price in effect immediately prior to such combination will be proportionally increased.


         (b) Distributions. If the Company shall declare or make any distribution of cash or any other assets (or rights to acquire such assets) to holders of Common Stock in respect of such Common Stock, as a partial liquidating dividend or otherwise, including without limitation any dividend or distribution to the Company's stockholders in shares (or rights to acquire shares) of capital stock of a subsidiary (a "Distribution"), the Company shall deliver written notice of such Distribution (a "Distribution Notice") to each Holder at least thirty (30) days prior to the earlier to occur of (i) the record date for determining stockholders entitled to such Distribution (the "Record Date") and (ii) the date on which such Distribution is made (the "Distribution Date"). The earlier to occur of the Record Date and the Distribution Date is referred to herein as the "Determination Date". In the Distribution Notice to a Holder, the Company must indicate whether the Company has elected (A) to deliver to such Holder, at the same time that it makes such Distribution to its stockholders, the same amount and type of assets being distributed in such Distribution as though the Holder were a holder on the Determination Date therefor of a number of shares of Common Stock into which the Debentures held by such Holder are convertible as of such Determination Date (such number of shares to be determined at the Conversion Price then in effect and without giving effect to any limitations on such conversion) or (B) to reduce the Conversion Price as of the Determination Date therefor by an amount equal to the fair market value of the assets to be distributed divided by the number of shares of Common Stock as to which such Distribution is to be made, such fair market value to be reasonably determined in good faith by the independent members of the Company's Board of Directors. If the Company does not notify the Holders of its election pursuant to the preceding sentence within two (2) Business Days following the date on which the Company publicly announces a Distribution, the Company shall be deemed to have elected clause (A) of the preceding sentence.

         (c) Dilutive Issuances.

                  (i) Adjustment Upon Dilutive Issuance. If, at any time after the Closing Date and for a period of twelve months following the Closing Date, the Company issues or sells any shares of Common Stock or any equity or equity equivalent securities (including any equity, debt or other instrument that is at any time over the life thereof convertible into or exchangeable for Common Stock or other securities which are so convertible or exchangeable) (collectively, "Common Stock Equivalents") for a per share consideration less than the Conversion Price on the date of such issuance or sale (a "Dilutive Issuance") as adjusted hereunder (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at a price per share which is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price), then the Conversion Price shall be adjusted so as to equal the value of the consideration received or receivable by the Company (on a per share basis) for the additional shares of Common Stock or Common Stock Equivalents so issued, sold or deemed issued or sold in such Dilutive Issuance. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued.

                  (ii) Effect On Conversion Price Of Certain Events. For purposes of determining the adjusted Conversion Price under subparagraph (i) of this paragraph (c), the following will be applicable:

                  (A) Issuance of Common Stock Equivalents. If the Company issues or sells any Common Stock Equivalents, whether or not immediately convertible, exercisable or exchangeable, and the price per share for which Common Stock is issuable upon such conversion, exercise or exchange is less than the Conversion Price in effect on the date of issuance or sale of such Common Stock Equivalents, then the maximum total number of shares of Common Stock issuable upon the conversion, exercise or exchange of all such Common Stock Equivalents shall, as of the date of the issuance or sale of such Common Stock Equivalents, be deemed to be outstanding and to have been issued and sold by the Company for such price per share.

                  (B) Change in Conversion Rate. If, following an adjustment to the Conversion Price upon the issuance of Common Stock Equivalents pursuant to a Dilutive Issuance, there is a change at any time in (y) the amount of additional consideration, if any, payable to the Company upon the conversion, exercise or exchange of any Common Stock Equivalents; or (z) the rate at which any Common Stock Equivalents are convertible into or exercisable or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution), then in any such case, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Common Stock Equivalents still outstanding provided for such changed additional consideration or changed conversion, exercise or exchange rate, as the case may be, at the time initially issued or sold.

                  (C) Calculation of Consideration Received. If any Common Stock or Common Stock Equivalents are issued or sold for cash, the consideration received therefor will be the amount received by the Company therefor. In case any Common Stock or Common Stock Equivalents are issued or sold for a consideration part or all of which shall be other than cash, including in the case of a strategic or similar arrangement in which the other entity will provide services to the Company, purchase services from the Company or otherwise provide intangible consideration to the Company, the amount of the consideration other than cash received by the Company (including the net present value of the consideration other than cash expected by the Company for the provided or purchased services) shall be the fair market value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the Market Price thereof on the date of receipt. The term "Market Price" means, as of a particular date, the average of the high and low price of the Common Stock for the ten (10) consecutive Trading Days occurring immediately prior to (but not including) any given date, as reported on the Principal Market. In case any Common Stock or Common Stock Equivalents are issued in connection with any merger or consolidation in which the Company is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock or Common Stock Equivalents. The independent members of the Company's Board of Directors shall calculate reasonably and in good faith, using standard commercial valuation methods appropriate for valuing such assets, the fair market value of any consideration other than cash or securities.

                  (D) Issuances Without Consideration Pursuant to Existing Securities. If the Company issues (or becomes obligated to issue) shares of Common Stock pursuant to any anti-dilution or similar adjustments (other than as a result of stock splits, stock dividends and the like) contained in any Common Stock Equivalents outstanding as of the date hereof, then all shares of Common Stock so issued shall be deemed to have been issued for no consideration.

                  (iii) Exceptions To Adjustment Of Conversion Price. Notwithstanding the foregoing, no adjustment to the Conversion Price shall be made pursuant to this paragraph (c) upon the issuance of any Excluded Securities. For purposes hereof, "Excluded Securities" means (A) securities purchased under the Agreement; (B) securities issued upon conversion of the Debentures or exercise of the Warrants; (C) shares of Common Stock issuable or issued to (x) employees or directors from time to time either directly or upon the exercise of options, in such case granted or to be granted in the discretion of the Board of Directors, as approved by the independent members of the Board, pursuant to one or more stock option plans or stock purchase plans in effect as of the Closing Date or subsequently approved by the independent members of the Board of Directors and by the Company's stockholders, or (y) to consultants or vendors, either directly or pursuant to warrants to purchase Common Stock that are outstanding on the date hereof or up to 100,000 shares of Common Stock, in the aggregate, issued hereafter, provided such issuances are approved by the Board of Directors or by the Company's stockholders; and (D) shares of Common Stock issued in connection with any Common Stock Equivalents outstanding on the date hereof.

                  (iv) Notice Of Adjustments. Upon the occurrence of an adjustment to the Conversion Price pursuant to this paragraph (c) or any change in the number or type of stock, securities and/or other property issuable upon conversion of the Debentures, the Company, at its expense, shall promptly compute such adjustment or readjustment or change and prepare and furnish to each Holder a notice (an "Adjustment Notice") setting forth such adjustment or readjustment or change and showing in detail the facts upon which such adjustment or readjustment or change is based and shall, on or before the time that it delivers an Adjustment Notice, publicly disclose the contents thereof. The failure of the Company to deliver an Adjustment Notice shall not affect the validity of any such adjustment.

         (d) Adjustments; Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Section 8, each Holder shall, upon conversion of such Holder's Debentures, become entitled to receive securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 8.

         (e) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Debentures, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Agreement) be issuable (taking into account the adjustments and restrictions of Section 8) upon the conversion of the outstanding principal amount of the Debentures. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Registration Statement has been declared effective under the Securities Act, registered for public sale in accordance with such Registration Statement.

         9. CONVERSION LIMITATIONS.

         In no event shall a Holder be permitted to convert any Debentures to the extent that, upon the Conversion of such Debentures, the number of shares of Common Stock beneficially owned by such Holder (other than shares of Common Stock issuable upon conversion of such Debentures or which would otherwise be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 9), when added to the number of shares of Common Stock issuable upon the Conversion of such Debentures, would exceed 4.99% of the number of shares of Common Stock then issued and outstanding. As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder. To the extent that the limitation contained in this paragraph applies (and without limiting any rights the Company may otherwise have), the Company may rely on the Holder's determination of whether Debentures are convertible pursuant to the terms hereof, the Company having no obligation whatsoever to verify or confirm the accuracy of such determination, and the submission of a Conversion Notice by the Holder shall be deemed to be the Holder's representation that the Debentures specified therein are convertible pursuant to the terms hereof. Nothing contained herein shall be deemed to restrict the right of a Holder to convert Debentures at such time as the Conversion thereof will not violate the provisions of this paragraph. The limitation contained in this paragraph shall cease to apply to a Holder upon sixty-one (61) days' prior written notice from such Holder to the Company.

         10. REDEMPTION

                  (a) The Debentures shall be subject to redemption, at the Company's option at a redemption price equal to 125% of the principal amount, plus accrued interest thereon at any time commencing six months after the Effective Date of the Registration Statement. If the Company chooses to exercise its right to redeem all or any portion of the Debentures, notice of such redemption (the "Redemption Notice") shall be given by the Company to the Holders of the Debentures to be redeemed as hereinafter set forth. The Company covenants and agrees that it will honor all Conversion Notices tendered through the third business day preceding the Redemption Date. The redemption payment shall be made in cash on date fixed for redemption in the Company's notice of redemption, as described below (the "Redemption Date"). The redemption payment is due in full on the Redemption Date.

                   (b) The Company may only effect an redemption if from the date of the Redemption Notice through to the Redemption Date, each of the following shall be true: (i) the Company shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Conversion Notices prior to the Redemption Date, (ii) no Event of Default has occurred and is continuing; (iii) the Registration Statement is currently available to the Holders and not subject to any stop order suspending the effectiveness of the Registration Statement; and (iv) no public announcement of a pending or proposed change of control transaction has occurred that has not been consummated. If any of the foregoing conditions shall cease to be satisfied at any time during the required period, then the Holder may elect to nullify the Redemption Notice in which case the Redemption Notice shall be null and void, ab initio.

                   (c) The Redemption. Notice shall be sent to the Holders of the Debentures to be redeemed by certified or registered mail, return receipt requested, to the registered Holders thereof at the respective addresses that appear on the books of the Company. Each such Redemption Notice shall: (i) specify the Redemption Date; (ii) state the place where payment of the redemption price is to be made; (iii) state that payment of the Debentures to be redeemed will be made at such place upon presentation and surrender of such Debentures; (iv) state that interest accrued to the date fixed for redemption will be paid as specified in said notice and that from and after said date interest thereon will cease to accrue; (v) state that the right to convert the principal and interest of the Debentures so to be redeemed will terminate at the close of business on the third business day preceding the Redemption Date; and
(vi) state the conversion price and the number of shares of Common Stock issuable upon conversion.

         11. REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE

         If there shall occur any (i) reorganization, recapitalization, reclassification, consolidation, merger, business combination, tender offer, share exchange or similar event involving the Company in which the Common Stock of the Company is converted into or exchanged for securities, cash or other property of the Company or another entity or (ii) sales or other disposition by the Company of all or substantially all of its assets (collectively, a "TRANSACTION"), then, as a condition of such Transaction, the Company will give each Holder at least twenty (20) Trading Days' written notice prior to the earlier of (I) the closing or effectiveness of such Transaction and (II) the record date for the receipt of such shares of stock or securities or other assets, and each Holder shall be permitted to convert the Debentures held by such Holder in whole or in part, but in not less than $10,000 increments, at any time prior to the record date for the receipt of such consideration and lawful and adequate provision shall be made whereby the Holder of this Debenture shall have the right to acquire and receive upon the conversion of this Debenture, such shares of stock, securities or assets as would have been issuable or payable (as part of the Transaction) with respect to or in exchange for such number of outstanding shares of the Company's Common Stock as would have been received upon conversion of this Debenture immediately before such Transaction. If and to the extent that a Holder retains any Debentures following such record date, the Company will cause the surviving or, in the event of a sale of assets, purchasing entity, as a condition precedent to such Transaction, to assume the obligations of the Company with respect to the Debentures, with such adjustments to the Conversion Price and the securities covered hereby as may be necessary in order to preserve the economic benefits of the Debentures to such Holder.

         In addition, the Company hereby covenants and agrees that immediately after such Transaction, the Company shall not be in default in the performance or observance of any of the terms, covenants and conditions of this Debenture.

         12. RESTRICTION ON TRANSFER

         This Debenture has been acquired for investment, and this Debenture has not been registered under the securities laws of the United States of America or any state thereof. Accordingly, no interest in this Debenture may be offered for sale, sold or transferred in the absence of registration and qualification of this Debenture, under applicable federal and state securities laws or an opinion of counsel of Holder reasonably satisfactory to the Company that such registration and qualification are not required.

         13. WAIVER

         The Company and all endorsers of this Debenture hereby waive presentment, demand, notice of nonpayment, protest and all other demands and notices, including without limitation notice of intent to accelerate or of acceleration in connection with the delivery, acceptance, performance, default, or enforcement of this Debenture, assent to any and all extensions or postponements of the time of payment or any other indulgence, to any substitution, exchange, or release of collateral, and/or to the addition or release of any other party or person primarily or secondarily liable, and generally waive all suretyship defenses and defenses in the nature thereof.

         14. FEES AND EXPENSES

         The Company will pay all costs and expenses of collection, including reasonable attorneys' fees and court costs, incurred or paid by the Holder hereof in enforcing this Debenture or the obligations evidenced hereby, to the maximum extent permitted by law.

         15. GOVERNING LAW; JURISDICTION

         This Debenture shall be deemed to be a contract made under the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and shall for all purposes be construed under and governed by the laws of said jurisdiction.

         THE COMPANY AND THE HOLDER EACH (I) AGREES THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS DEBENTURE SHALL BE INSTITUTED EXCLUSIVELY IN THE APPROPRIATE STATE COURT COUNTY OF NEW YORK, NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, (II) WAIVES ANY OBJECTION WHICH THE COMPANY MAY HAVE NOW OR HEREAFTER BASED UPON FORUM NON CONVENIENS OR TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND
(III) IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE STATE COURT, COUNTY OF NEW YORK, NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN ANY SUCH SUIT, ACTION OR PROCEEDING.

         16. MISCELLANEOUS

          16.1 The headings of the various paragraphs of this Debenture are for convenience of reference only and shall in no way modify any of the terms or provisions of this Debenture.

         16.2 The Company may deem and treat the registered Holder hereof as the absolute owner of this Debenture (whether or not this Debenture shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Company, for the purpose of receiving payment hereof or thereof or on account hereof and for all other purposes) and the Company shall not be affected by notice to the contrary.

         16.3 The obligations to make the payments provided for in this Debenture are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever. No provision of this Debenture shall alter or impair the obligations of the Company hereby.

         16.4 No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Debenture shall operate as a waiver or as an acquiescence in any Default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

         16.5 This Debenture is one of a series of Debentures issued by the Company in the Offering and may be amended by the written consent of the Company and holders of at least a majority of the aggregate principal amount of the Debentures then outstanding. Notwithstanding the foregoing, no extension of the maturity of the Debentures, waiver of an Event of Default, reduction in the interest rate, modification in the terms of payment of the principal of or interest on the Debentures, or reduction of the percentage required for modification will be effective against any Debentureholder without his consent. This Debenture may not be discharged (other than by payment), except by a writing duly executed by the Company and Holder.

         16.6 All notices required to be given to any of the parties hereunder shall be in writing and shall be deemed to have been sufficiently given for all purposes when presented personally to such party, sent by telecopier (with the original timely mailed), or sent by registered, certified or express mail, return receipt requested, to such party at its address set forth below:

                  If to the Company, to:

                  China Mobility Solutions, Inc.
                  900-789 West Pender Street
                  Vancouver, B.C. Canada V6C 1H2
                  Attn: Xiao-Qing (Angela) Du, President
                  Telephone: (604) 632-9638
                  Facsimile: (604) 408-8515


                  If to the Holder, to:

                  _______________________________________

                  _______________________________________

                  _______________________________________

                  _______________________________________

or hereafter given to the other party hereto pursuant to the provisions of this Debenture.

         16.7 The Company may not delegate its obligations under this Debenture and such attempted delegations shall be null and void. The Holder may not assign, pledge or otherwise transfer this Debenture without the prior written consent of the Company (which consent shall not be unreasonably withheld except in such instance where the proposed assignee or transferee is a direct or indirect competitor or owns any interest in any business that competes, directly or indirectly, with the Company). This Debenture inures to the benefit of Payee, its successors and its assignee of this Debenture and binds the Company, and its successors and assigns, and the terms "Payee" and "the Company" whenever occurring herein shall be deemed and construed to include such respective successors and assigns. Any assignment or transfer made in violation of this
Section 16.7 shall be void ab initio.

         16.8 Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Debenture, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Debenture, if mutilated, the Company will make and deliver a new Debenture of like date and tenor, in lieu hereof.

Remainder of page intentionally left blank. Signature page follows.

         IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed as a sealed instrument.

Attest:                                 CHINA MOBILITY SOLUTIONS, INC.


                                        By:
                                            -----------------------------------
                                            Xiao-Qing (Angela) Du
                                            President, Director and Principal
                                            Accounting Officer


[Corporate Seal]

                                    EXHIBIT A

                              NOTICE OF CONVERSION



The undersigned hereby elects to convert this Debenture into shares of common stock ("Common Stock") of CHINA MOBILITY SOLUTIONS, INC. according to the terms and conditions of the Debenture as of the date written below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Debenture.

                           Date of Conversion:
                                              ---------------------------------

                           Principal Amount of Debenture and
                           accrued Interest to be Converted:
                                                            -------------------

                           Applicable Conversion Price:
                                                       ------------------------

                           Number of Shares of
                           Common Stock to be Issued:
                                                     --------------------------

                           Name of Holder:
                                          -------------------------------------

                           Address:
                                     ------------------------------------------

                                     ------------------------------------------

                                     ------------------------------------------

                                     ------------------------------------------


                           Signature:
                                     ------------------------------------------
                                     Name:
                                     Title:

Holder Requests Delivery to be made: (check one)
-----------------------------------

|_|      By Delivery of Physical Certificates to the Above Address

|_|      Through Depository Trust Corporation
         (Account ___________________________)